Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Identiv, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457(a)	1,500,000	$4.14(2)	$6,210,000.00	0.00014760	$916.60

	Total Offering Amounts					$6,210,000.00		$916.60

	Total Fee Offsets							—

	Net Fee Due							$916.60

(1)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of Registrant’s common stock, $0.001 par value per share (the “Common Stock”), that may be offered or become issuable under the Identiv, Inc. 2011 Incentive Compensation Plan in connection with any stock split, stock dividend, recapitalization, or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on July 11, 2024.